Exhibit 10.1

DISTRIBUTION AND LICENSE AGREEMENT

This DISTRIBUTION AND LICENSE AGREEMENT (the “Agreement”) is made and entered into as of this 1st day of September 2016, by and between Powerfull Holdings, Ltd., a company operating under the charter of the People’s Republic of China, with its principal place of business located at 1209 Block A, Focal Industrial Centre, 21 Man Lok Street, Kowloon Hong Kong ("Licensee"), and MyDx, Inc., a Nevada Corporation, with its principal place of business located at 6335 Ferris Square Suite B, San Diego, CA 92121 ("Licensor"). Powerfull Holdings and Licensor are sometimes referred to herein individually as the “Party” or collectively as the “Parties.”

RECITALS

A.	WHEREAS, Licensor is a manufacturer of certain chemical sensors and analyzers ("Licensor’s Products") and a Licensor of its patented chemical analysis technology (“Licensor’s Licenses”).

B.	WHEREAS, Licensee has the capability and resources to incorporate, manufacture, promote, market, and sell Licensor’s Products and Licensor’s Licenses as Licensee products.

C.	WHEREAS, The Parties intend there to be two phases of this Agreement. Further, the Parties agree that at the completion of Phase One, as defined herein, the Parties shall jointly review the results of the activities of Phase One and if the results are satisfactory and the concept has been proven, the Parties will immediately move forward with Phase Two, as defined herein, of this Agreement.

D.	WHEREAS, The Parties intend that during the Term of this Agreement, as defined herein, upon Phase One producing satisfactory results and proof of concept, Licensee will, immediately and without further action by the Parties, be appointed as an authorized dealer of Licensor Products with the exclusive right to package and distribute them to the Licensee Application Market (as defined in Section 1.1), and with a non-exclusive right to package and distribute them to any other Testing Market (as defined in Section 1.2). In addition, Licensee will have the right to incorporate Licensor Products into existing or future Licensee designed and manufactured products. Any exclusive rights provided shall not impede on Licensor’s ability to sell Licensor products directly to consumers in markets included in the Licensee Applications Markets.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	DEFINITIONS.

Whenever the following terms appear in this Agreement they shall have the indicated meanings.

1.1	LICENSEE APPLICATION MARKET. The Licensee Application Market shall be defined as any consumer testing application in the territory requiring the detection of Compounds of Interest, as defined below, that may be found in food (OrganaDx), water (AquaDx) or air (AeroDx), without limitation to type or size or location. The current territory is the People’s Republic of China, including but not restricted to manufacturers, distributors, consumers, and regulators in that territory. During Phase One of the Agreement, the Licensee’s Application Market shall remain non-exclusive to the Licensee.

1.2	OTHER TESTING MARKET. Other Testing Market shall be defined as any market in which any application may require the detection of compounds of interest by consumers, without limitation to type, size or location.

1.3	COMPOUNDS OF INTEREST. Compounds of Interest include pesticides and heavy metals or volatile organic compounds any other compounds that may be mutually agreed upon, by the Parties hereto, in writing.

1.4	LICENSOR’S PRODUCTS. The Licensor’s Products includes the MyDx Sensor and the MyDx Analyzer, an automated and portable electronic device and associated software and algorithms that can be used for the simultaneous extraction, separation, detection and reporting of compounds of interest that can be extracted from any sample and exposed to sensors for detection and analysis.

1.5	MyDx SENSOR. The MyDx Sensor is a proprietary, highly sensitive, disposable proprietary formulated assay that is capable of detecting compounds of interest.

1.6	LICENSEE’S PRODUCTS. Specifically as it relates to this Agreement, Licensee’s products include software, hardware, sensor, and disposable products that can be used with Licensor’s products to detect compounds of interest for the Licensee’s Application Markets.

1.7	NET SALES PRICE. The Net Sales Price shall be the actual sales price of the product net of taxes, freight for shipment from Licensee, actual discounts, and returns.

2.	TERM. Subject to the Termination provisions in Section 7, the term of this Agreement shall consist of the following:

2.1	PHASE ONE. Phase One (“Phase One”) shall commence as of the date hereof and shall continue until the completion of the activities of the validation of the merchantability of Licensor products to the Licensee Application markets.

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However, should the Parties determine that the results of the activities of Phase One were not satisfactory to both parties, this Agreement shall terminate pursuant to Section 7.2(b). This Agreement shall not be deemed “material” for the purpose of regulatory reporting and no disclosure of this Agreement shall be made until the completion of Phase One.

2.2	PHASE TWO. Upon the completion of Phase One and Phase One producing satisfactory results as agreed upon by both parties, Phase Two (“Phase Two”) shall immediately, without further action by the Parties, commence and shall continue for an initial term of five (5) years (the “Term”). At the conclusion of the Term of this Agreement, the Agreement shall automatically renew for additional three (3) year term(s), unless and until either Party has given the other Party notice of its intent not to renew for the next term. This notice must be given at least four (4) months in advance of the termination.

3.	APPOINTMENT. Subject to the terms and conditions of this Agreement and upon Phase One producing satisfactory results and proof of concept, during the Term Licensee shall be appointed the exclusive authorized dealer and distributor of the Licensor Products for all sales to the Licensee Application Market in the People’s Republic of China ("Exclusive Territory") pursuant to such manner described in Section 4.2(b). In addition, Licensee shall be appointed, for the same term, a nonexclusive authorized dealer and distributor of Licensor Products in Other Testing Markets.

4.	CONSIDERATION.

4.1	PHASE ONE. Licensee will pay Licensor a minimum of $45,000.00 as a Licensing and Technology Transfer Fee per application (AquaDxTM, OrganaDxTM, AeroDxTM). These fees shall be credited towards Phase Two mandatory minimum payments. Licensee will pay within 10 business days of presentation of invoices from Licensor.

4.2	PHASE TWO.

(a)	PAYMENT. Licensee will pay Licensor a either a mandatory minimum payment of $125,000 a quarter or 20% of quarterly gross sales, whichever is higher, for all Products sold by Licensee, its sub-licensees, subcontractors or distributors. All Phase Two payments shall be made to Hong Kong-based MyDx Asia, Ltd., a wholly-owned subsidiary of MyDx, Inc.

Licensor shall issue to Licensee a total of 10,000,000 Shares of Licensor’s common stock per the terms below. Licensor shall also issue to Licensee incentive-based warrants should Licensee exceed the mandatory minimum royalty payments. The payment schedule of both the common stock and warrants are as follows:

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Upon execution of this Agreement, 10 million shares of MyDx, Inc. common stock, which trades under the stock symbol “MYDX” in the U.S. stock market, shall be issued to Licensee. However, until Licensee meets its mandatory minimum royalty payment of at least $500,000, the stock shall be held in an escrow account to be mutually agreed upon by both Parties. Such common stock shall be cancelled in the event of Licensee’s failure to meet its mandatory minimum royalty payment of at least $500,000 and the termination of this Agreement.

Should Licensee generate a minimum of $500,000 in royalty payments in less than the following 12 months, Licensee shall receive 500,000 warrants to purchase Licensor’s common stock at an exercise price of $0.50 per share, exercisable for 5 years from the date of issuance.

Should Licensee generate a minimum of $1,000,000 in royalty payments in less than the following 12 months, Licensee shall receive 1,000,000 warrants to purchase Licensor’s common stock at an exercise price of $1.00 per share, exercisable for 5 years from the date of issuance.

Should Licensee generate a minimum of $2,000,000 in royalty payments in less than the following 12 months, Licensee shall receive 2,000,000 warrants to purchase Licensor’s common stock at an exercise price of $2.00 per share, exercisable for 5 years from the date of issuance.

Should Licensee generate a minimum of $5,000,000 in royalty payments in less than the following 24 months, Licensee shall receive 5,000,000 warrants to purchase Licensor’s common stock at an exercise price of $5.00 per share, exercisable for 5 years from the date of issuance.

If Licensee fails to purchase the minimum number in any period it will have a four (4) month period within which to cure any shortfall. Licensor shall have the right to audit Licensee’s sales records and financial reporting every six (6) months.

If Licensee does not cure any shortfall within the four (4) month cure period referenced above, Licensor may, at its sole discretion with written notice to Licensee, cancel Licensee’s exclusivity with respect to the Licensee Application Market and allow Licensee to continue as a distributor on a non-exclusive basis. In the event Licensee's distribution rights to Licensor Products are reduced to non-exclusive under the terms of this Section 4.2(b), Licensor shall be entitled to work with other market partners to develop, manufacture and sell Licensor Products to the Licensee Application Market. This Agreement in no way gives Licensor a license to use any proprietary technology owned by Licensee.

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NON-EXCLUSIVITY. It is understood that this Agreement shall remain nonexclusive until Licensee meets certain financial requirements. It is understood that during the period of non-exclusivity in the Licensee Application Market, Licensee may sub-license its right to manufacture and distribute Licensor’s Products, subject to stringent oversight and responsibility by Licensee, and that Licensor may also sell, authorize or permit any other party to sell, any of Licensor’s Products to an end customer for use in the Licensee Application Market.

In order to gain exclusivity, Licensee must meet its first year of royalty payments of either a mandatory minimum payment of $125,000 a quarter or 20% of quarterly gross sales, whichever is higher.

(b)	Licensor shall supply Licensee with the final and most important component required to complete the manufacturing process of the Licensor’s Sensors through a factory located in Guangzhou, China. Once fully manufactured and packaged, the Licensee is responsible for the advertising, marketing, sales and distribution of Licensor’s sensors across the Licensee’s Application Market.

4.3	ANTI-DILUTION. At any time after the date hereof, if the Licensor shall issue or propose to issue any additional shares of the Licensor’s common stock, or warrants, options (excluding any options granted to employees of the Licensor in accordance with any employee plans, now or hereinafter in effect) or other rights or instruments of any kind convertible into or exercisable or exchangeable for shares of common stock (the “Additional Securities”), the Licensor shall issue to the Licensee the number of Additional Securities necessary to maintain a Fully-Diluted Ownership Percentage (as defined below) in the Licensor as of the date hereof. For the purpose of this Agreement, the term “Fully-Diluted Ownership Percentage” shall mean the percentage ownership calculated by dividing (i) the aggregate number of shares of common stock (including any shares of common stock issuable upon exercise or conversion of options, warrants or other securities or rights) beneficially owned (as such term is determined in accordance with the Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) by the applicable person, howsoever and whenever acquired, by (ii) the aggregate number of all issued and outstanding shares of common stock of the Licensor (including any shares of common stock which are issuable upon exercise or conversion of options, warrants or other securities or rights within 60 days of the date on which such calculation is being made). Notwithstanding the above, this paragraph shall not apply to an equity financing at a price of $0.50 or higher undertaken by the Company.

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5.	LICENSEE’S RESPONSIBILITIES.

5.1	PHASE ONE. Licensor shall provide test samples and validation data for market validation.

5.2	PHASE TWO. Subject to Phase One producing satisfactory results, Licensee shall:

(a)	PURCHASE, MANUFACTURE, PROMOTE AND SELL. Purchase Products from Licensor and use its best efforts to promote and sell the corresponding Licensee Products at prices within ten percent of Licensor's MSRP in the United States.

(b)	FACILITY AND STAFF. Maintain a business sufficient to carry out its duties hereunder. Licensee shall also maintain a sales staff capable of demonstrating the Products in a manner consistent with any policies or guidelines, which the Parties may from time to time mutually, establish.

(c)	INSERVICE. Perform post-sale delivery, instruction and education to the user in a manner that is consistent with standards or guidelines which the Parties my from time to time establish.

(d)	ORDERS. Place all orders for Products on terms set out in this Agreement or upon such other terms as may from time to time be mutually agreed upon by the Parties.

(e)	RECALL OF PRODUCTS. Promptly notify Licensor in the event any Licensor Products should be recalled or withdrawn from distribution. Any decision as to whether or not to initiate a recall or withdrawal shall be solely that of Licensor. Licensee shall provide Licensor with all reasonably requested assistance in any recall or withdrawal, including, without limitation, Licensee contacting its sub-dealers and distributors.

(f)	COMPLY WITH LAW. Comply with all applicable laws, rules and regulations in all of its activities relating to the marketing, promotion, service, and sale of Products, including obtaining any and all required registrations, permits, waivers and licenses for the operation of Licensee's business and the sale of the Products. All licenses, permits, waivers and registrations for the Licensor Products shall be the property of Licensor and, at the option of Licensor, shall be obtained in the name of Licensor. All licenses and registrations for the Licensee Products shall be the property of Licensee and, at the option of Licensee, shall be obtained in the name of Licensee.

(g)	SUB DEALERS. In its sole and absolute discretion, Licensee may sell the Products through such sub-dealers or distributors as it may from time to time identify and with which they enter into a business relationship.

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(h)	SUPPLY OF LICENSOR PRODUCTS. Be responsible for maintaining adequate levels of inventory of Licensor Products in order to facilitate its own sales.

(i)	INCORPORATION OF LICENSOR SENSOR TECHNOLOGY IN LICENSEE’S PRODUCTS. Be responsible for providing, at Licensee’s expense, engineering resources needed to incorporate the Licensor Sensor Technology into any of Licensee’s products and the development and manufacturing of such products.

(j)	DEFECTIVE PRODUCTS; CUSTOMER SERVICE. During the first year after commercial introduction of the Licensor Products, arrange that all Licensor Products which are claimed to be defective be returned to Licensor for inspection, engineering analysis of claimed defect, and repair. Licensor will pay for the return of these Licensor Products, with a shipping limit of no more than $1,000. Licensee is authorized, but not required, to accept return of the Licensor Products on behalf of Licensor from Licensee customers, in which case Licensee will promptly forward the Licensor Products to Licensor based upon a procedure, to be memorialized by the Parties hereto in a separate agreement, before any order for Licensor Products is presented by Licensee to Licensor. At all times with respect to the Licensor Products, Licensee shall be the initial point of contact for its customers and shall provide customer support services in a manner consistent with such standards, procedures and guidelines Licensee applies to its own products.

6.	LICENSOR RESPONSIBILITIES.

6.1	PHASE ONE. Provide sample products and sensors to Licensee and provide Licensee with validation data and support as needed or such other deliverables as the Parties may from time to time agree.

6.2	PHASE TWO.

(a)	PROVIDE LICENSOR SENSOR’S IP. Provide Licensor Sensor’s IP to manufacturer which in turn will support Licensee in the final construction of the Sensor.

(b)	REFERRALS. Refer all inquiries for purchases of Licensor Products in the Exclusive Territory for the Licensee Application Market to Licensee.

(c)	TECHNOLOGY TRANSFER TRAINING AND SUPPORT. Licensor shall supply all technology transfer materials and reasonable assistance from Licensor’s technical team, and/or other Licensor engineering personnel that Licensor may from time to time assign as required by Licensee.

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Licensor shall also offer such general and specialized and technical training, materials and support as the Parties may from time to time agree. All training and support to be provided by Licensor under this clause will be directed only to Licensee employees. The costs and expenses incurred by Licensor employees in the training of Licensee's representatives shall be paid by Licensor. Any costs and expenses incurred by Licensee in said training shall be paid by Licensee.

(d)	DELIVERY. Licensor’s manufacturing facility will use reasonable commercial efforts to deliver accepted orders for Licensor Products on time. However, in no event shall Licensor be responsible for any loss or damages which are claimed to have been caused by a delay in shipping an order, strikes, labor disputes, national back-orders, natural disasters, war, the acts of government, or any other cause outside the reasonable control of the Parties, whether or not Licensor may have been advised of the possibility of such loss or damages. Licensee may elect to cancel any order for which delivery of a Product is delayed more than ninety (90) days past it original ship date. If such delays occur as a result of errors on the part of Licensor, both Parties shall mutually agree on a reasonable time extension required to allow Licensee to recover potential sales lost in the event it results in not being able to meet the minimum volume expectations required by Licensee to maintain exclusivity.

(e)	REPAIR AND SERVICE FOR DEFECTIVE PRODUCTS. A separate agreement to be drafted between the Parties (before moving to Phase Two) will address this clause before any order for Licensor Products is presented by Licensee to Licensor.

(f)	WARRANTY. The Products will be warranted to the end customer for one (1) year from date of shipment to such customer according to the terms of a Warranty to be established by Licensor and reasonably acceptable to Licensee.

(g)	AVAILABILITY. A separate agreement to be drafted between the Parties will address this clause before any order for Licensor Products is presented by Licensee to Licensor.

(h)	PRODUCT MODIFICATIONS AND LABELS. Any modification to Licensor's Products (including user interface and display characteristics), the parties will agree to the terms of such modifications. In addition, with Licensor's prior approval, not to be unreasonable withheld, Licensee may (a) attach labels which identify Licensee as the dealer or distributor of the Products or (b) have Licensor attach such labels to any Products which are sold to or by Licensee or any of its sub-distributors. Licensee will reimburse Licensor for its reasonable costs in attaching such labels.

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7.	TERMINATION. This Agreement may be terminated as follows:

7.1	IMMEDIATE FOR CAUSE. In the event of any of the following, the non-breaching Party may terminate this Agreement if:

(a)	ILLEGAL OR UNETHICAL ACTS. Any employee or representative of the other Party commits any illegal or unethical act in the course of carrying out any of its duties under this Agreement;

(b)	INSOLVENCY. Either Party becomes insolvent or is the subject of a bankruptcy or other insolvency proceeding;

(c)	MISREPRESENTATION. Licensee or any of its representatives makes a material misrepresentation in seeking this appointment, in filing warranty claims or performing any other responsibilities under this Agreement;

7.2	FOR CAUSE.

(a)	DEFAULT. Either Party may terminate this Agreement if the other Party is in default of any representation, warranty, covenant or other obligation in this Agreement and fails to cure such default within twenty (20) days of written notice from the other Party specifying the nature of such default. Thereafter, the Party giving such notice may terminate this Agreement by a separate five (5) days notice.

(b)	DEFECTIVENESS. This Agreement shall terminate upon the mutual determination by the Parties hereto that the Products do not pass tests for quality, reliability, efficacy and marketability or if at the completion of Phase One, the results were not satisfactory and the concept was not proven.

7.3	EFFECT OF TERMINATION. Upon the effective date of termination or expiration of this Agreement for any reason, the obligations and responsibilities of the Parties one to the other contained herein shall cease; provided, however, that the same shall not release Licensee from payments which may be due to Licensor as a result of prior sales or prior obligations incurred, and these shall be paid as they become due; and, provided, further, however, that all obligations with respect to confidentiality, return of intellectual property and other obligations which by their nature are continuing or which are Agreement shall survive the termination or expiration of this Agreement. Licensee may, at its option, cancel any outstanding order for purchase which has not been shipped by the effective date of termination

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7.4	MANUFACTURE AND AVAILABILITY OF LICENSOR SENSORS. In the event that Licensor’s manufacturer is unable to manufacture sufficient sensors for Licensee to fulfill Licensee’s validly presented customer orders Licensee may manufacture or authorize others to manufacture, at Licensee’s cost, disposable Licensor Sensors. Licensor may also terminate production of Licensor Sensors upon one-hundred eighty (180) days written notice to Licensee. Thereafter, Licensee may, at Licensee’s cost, manufacture or authorize others to manufacture disposable Licensor Sensors to make such Sensors available to Licensee and its customers upon such terms and conditions as the Parties may reasonably agree, such agreement being negotiated and executed before Licensee is authorized to utilize this alternative Licensor Sensor manufacturing. Nothing in this Agreement shall constitute a license for Licensee or any of its suppliers and manufacturers to use any of the patented or proprietary technology of the Licensor Sensors in the manufacture of such sensors, and the provisions of this Section 7.4 will survive the expiration and termination of this Agreement.

7.5	RETURN OF MATERIALS. Upon termination of this Agreement, Licensee shall return to Licensor all promotional and other Product related materials previously provided by Licensor to Licensee. If Licensee has paid Licensor for any of the materials returned then Licensor shall reimburse Licensee for the value of the returned materials to the extent that such materials are currently useable by Licensor.

7.6	SALE PRICE OF THE PRODUCTS. Licensee has the option to modify these prices at its discretion but in no circumstance can Licensee sell Licensor Sensors at a price that is less than 10% of the Manufacturer’s Suggested Retail Price.

7.7	RIGHT TO INSPECT. Upon reasonable notice either Party shall make available to the other Party's independent auditors, all records pertaining to the manufacturing costs, distribution costs or Sales of the Products, incorporating the Licensor SENSORS.

8.	LICENSOR TECHNOLOGY.

8.1	GRANT OF LICENSE. Licensor hereby grants to Licensee, for the term of this Agreement, a license to use the Licensor Sensor Technology solely to incorporate such Licensor Technology into any existing or future Licensee product manufactured or to be manufactured by Licensee or its designated supplier that incorporate Licensor Products.

8.2	SCOPE. This license shall be exclusive with respect to the use of the Licensor Technology for the Licensee Application Market in the Exclusive Territory during the term of this Agreement; provided however that such license shall become non-exclusive in the event Licensee fails to reach or maintain its exclusivity milestones pursuant to Section 4.2 (b).

8.3	LICENSOR’S RIGHT TO MARKET THE LICENSOR TECHNOLOGY. Nothing in the license agreement, or this Agreement, shall prohibit or in any way restrict the right of Licensor to develop, manufacture, embed, incorporate or sell the Licensor Technology to any other third party for any field of use other than that for which Licensee has been granted exclusivity herein.

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8.4	ENGINEERING SUPPORT. Licensor will make essential engineering personnel reasonably available to Licensee to provide engineering support to assist Licensee in investigating the feasibility of incorporating Licensor Technology into any of Licensee's software platform.

8.5	LICENSOR TECHNOLOGY WARRANTY. The Licensor Technology will be warranted by Licensor to work in accordance with its specifications. The terms of such warranty shall be mutually agreed upon by the Parties and incorporated by amendment into Exhibit 2 of this Agreement.

8.6	LABELING AND ADVERTISING. Any Licensee products which incorporate the Licensor Technology, and the product advertising and brochures for them, does not need to include a label, logo or other method to identify Licensor unless agreed upon in manner that is reasonably acceptable to both Licensor and Licensee. Licensee may re-label to fit its marketing & advertising of these sensors with the Licensee Analyzer.

9.	INTELLECTUAL PROPERTY.

9.1	PATENT RIGHTS. Neither Party is granted rights in any of the other Party's patents.

9.2	CONFIDENTIAL INFORMATION. In the course of performing its duties hereunder either Party may become aware of confidential information of the other, including, but not limited to, trade secrets under the Uniform Trade Secrets Act, technical product data, software programs, software code, designs, prototypes, methods, techniques, business plans, product pricing, sales goals, marketing information and other information not generally available to the public (collectively, "Confidential Information"). Each Party shall maintain in confidence and, except as provided in this Agreement, not use for its own benefit, directly or indirectly any Confidential Information received from the other or any of its suppliers or purchasers during the term of this Agreement and shall not publish, disseminate, or disclose such information except to the extent necessary to carry out its duties hereunder without the express written permission of the other. The Parties shall use at least the same degree of care to protect the Confidential Information of the other, its suppliers, or purchasers as it does to protect its own Confidential Information and in all cases commercially reasonable efforts. This obligation shall not apply to Confidential Information which (a) was known to the recipient prior to disclosure by the other Party or it supplier as evidenced by the Party's prior written record, (b) is disclosed to the recipient by a third party without violation of any obligation of confidentiality to the other, (c) becomes public knowledge without the breach of any obligation of confidentiality. All Confidential Information shall be returned to the originating Party at the request of the recipient Party upon the termination or expiration of this Agreement, with the exception of a single copy which may be retained in a confidential file solely for the purpose of determining compliance with this paragraph. The covenants contained in this Section 7.2 shall expire five (5) years after the Termination or expiration of this Agreement. Each Party acknowledges that the other Party will be irreparably damaged if the covenants contained in this Section 7.2 are not specifically enforced. The provisions of this Section 7.2 may be enforced by injunctive relief restraining any violation (without any bond or other security required) or any other appropriate decree of specific performance, such remedies shall not be exclusive and shall be in addition to any other remedy which an injured Party may have.

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9.3	PROTECTION OF RIGHTS. Each Party shall use its best efforts to cooperate with the other in protecting all of each other's rights in intellectual property. Neither Party shall dispute nor contest the validity of the other Party's intellectual property rights which are subject to this Agreement. Each Party shall promptly inform the other about any facts of which it becomes aware, which may constitute unfair competition or in which any other person or entity may be infringing on the intellectual property rights of the other. Licensee acknowledges and agrees that Licensor is the sole and exclusive owner of all right, title and interest in and to (a) the Licensor Technology, the Licensor Sensor and any and all updates and modifications to the foregoing technology, (b) trademarks and trade names associated with the advertisement and promotion of Licensor's Products and (c) all proprietary rights in (a) - (b).

9.4	Licensee RIGHT TO DEVELOP Licensee ANALYZER PRODUCTS. Nothing in this Agreement shall prohibit or in any way restrict the right of Licensee to develop, manufacture or sell its own Analyzer Products. The Parties acknowledge that Licensor is under no obligation to extend the license for Licensor Sensor or Licensor Technology beyond the termination or expiration of this Agreement.

9.5	INDEMNITIES AND INSURANCE.

(a)	MUTUAL. The Parties shall defend and indemnify each other from any loss, damages and costs incurred as a result of the breach of any of their duties under this Agreement or for the negligent acts of that Party's employees or other representatives operating within the scope of their authority; provided that in no event shall a Party be responsible to the other for any compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales nor for expenditures, investments, lease commitments, property improvements or other commitments made in connection with the business or goodwill of the other Party.

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(b)	INTELLECTUAL PROPERTY. Licensor warrants that the Licensor Sensor does not infringe upon the patent or other intellectual property rights of any third party currently known to the extent that it is manufactured in accordance with information or design provided by Licensor. Licensor shall indemnify Licensee from any cost, expense or damage to the extent that it is based upon a claim that the Licensor Sensor, Licensor Sensor, Licensor Technology or any Licensor Product purchased by Licensee infringes an applicable U.S. patent; provided that Licensee shall promptly notify Licensor of such claim, permit Licensor to assume control of the defense of such claim, and fully cooperate in the defense of such claim. If the use or sale of the Licensor Sensor, Licensor Technology, Licensor Sensor or any Licensor Product purchased by Licensee is enjoined by order or settlement, then Licensor shall have the option to (1) procure for Licensee the right to continue using or selling the Product, (2) replace the Product with a non-infringing Product or to modify the Product, (3) modify the Product so it becomes non-infringing, or (4) accept return of the infringing Product and grant Licensee a credit for its purchase price. The foregoing shall be the entire liability of Licensor for infringement by Licensor Products furnished hereunder.

10.	GENERAL PROVISIONS.

10.1	RELATIONSHIP. This Agreement creates no relationship of employer and employee, agent and principal, partnership or joint venture, Licensor and Licensee are independent contractors and neither Party is the legal representative or agent of the other Party in any respect and is not authorized to assume or create any obligation or liability of any kind on behalf of the other Party. Neither Party may make any promises or representations in the name of the other.

10.2	NOTICES. All notices required or permitted by this Agreement shall be in writing, in English and may be delivered personally, or may be sent by registered prepaid airmail, return receipt requested, or by facsimile transmission, or other electronic means of written communication with a copy to be dispatched by registered prepaid airmail return receipt requested by the close of the next following business day.

Notices to each of the Parties shall be addressed as follows (or to an alternative address if that alternative address has been supplied by written notice):

For Licensor:

MyDx, Inc.

6335 Ferris Squire Suite B

San Diego, CA 92121

Attn: Daniel Yazbeck

Email : daniel@cdxlife.com

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For Licensee:

Powerfull Holdings, Ltd

1209 Block A, Focal Industrial Centre

21 Man Lok Street, Kowloon

Hong Kong

Attn: Ringo Ng

Email : ringong@powerfullholdings.com

10.3	WAIVERS. Failure of either Party at any time to require strict performance of the other Party of the provisions of this Agreement shall not act as a waiver of such provisions, nor shall the waiver of a breach of the Agreement by either Party constitute a waiver of such provision for any subsequent breach.

10.4	ENTIRE AGREEMENT AND MODIFICATIONS. This Agreement, together with its Exhibits and addendum's, if any, contains the entire and only agreement between the Parties with respect to the matters addressed herein. Any representations or terms and conditions not incorporated in this Agreement shall not be binding upon either Party. No attempted modification of this Agreement shall be binding upon either Party unless in writing and signed in the same manner as the original Agreement. If any provision of this Agreement is held to be invalid, it shall not affect the enforceability of the remaining provisions.

10.5	DISPUTES. Any dispute arising from this Agreement or the relationship between the Parties shall be governed by the laws of the State of California. At the request of either Party, any dispute shall be submitted to binding arbitration in San Diego, California. The prevailing Party in any arbitration, litigation or other alternate dispute resolution forum shall be entitled to its reasonable costs and fees, including attorney's fees.

10.6	FORCE MAJEURE. If the performance of any obligation of this Agreement except for the payment of money is prevented, restricted, or interfered with by reason of strike, labor dispute, natural disaster, war, the acts of government or any other cause outside the reasonable control of the Parties, then the Party so affected shall give prompt notice to the other Party and shall be excused from such performance to the extent made necessary by such event.

10.7	PUBLIC ANNOUNCEMENT: Licensor will issue a press release announcing its new licensing business model, beginning with its Partnership with Licensee. The press release will include certain guidance figures related to this Partnership along and include quotes from both entities.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives as of the day and year first above written.

MyDx, Inc.		Powerfull Holdings, Ltd.

By:	/s/ Daniel Yazbeck	By:	/s/ Ringo Ng
Name:	Daniel Yazbeck	Name:	Ringo Ng
Title:	CEO	Title:	CEO
Date:	September 1, 2016	Date:	September 1, 2016

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ASSIGNMENT OF AGREEMENT

For good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged by the parties hereto, Powerfull Holdings, LTD, with its principal place of business located at 1209 Block A, Focal Industrial Centre, 21 Man Lok Street, Kowloon Hong Kong (hereinafter “Assignor”) assigns, sells, conveys, and transfers all of Assignor’s interest to China Science and Technology, Ltd, with address located at 25/F Wheelock Square, 1717 Nanjing West Road, Jing An District Shanghai (hereinafter “Assignee”) in the contract(s) described as follows:

DISTRIBUTION AND LICENSE AGREEMENT entered into as of this 1st day of September 2016, by and between Powerfull Holdings, Ltd. and MyDx, Inc ("Licensor").

Assignor agrees that all rights and obligations of Assignor arising under the above listed contract(s) or otherwise by law or by the existence of conditions precedent, which may or may not have occurred as of the date of this Assignment, are hereby included in this Assignment and

Assignee hereby agrees to accept same as if Assignee was an original party to the aforesaid contract(s).

Assignor represents and warrants that the interest of Assignor in the contract(s) subject to this

Assignment is free of liens, claims or encumbrances of any kind by third parties, except the following:

Payment obligations owed to Licensor.

Assignee agrees to hold harmless and indemnify Assignor for such liens, claims or encumbrances of any kind to which the above listed contracts are subject and which have disclosed and described by Assignor hereinabove.

This Assignment shall be binding upon signature to the benefit of Assignor and Assignee and Licensor and their respective affiliates, successors, assigns, heir and devisees and legal representatives.

It is the intention of the parties that in the event a court of competent jurisdiction finds that any provision or portion of this Assignment is unenforceable for any reason, the balance and remainder of this Assignment shall remain effective and enforceable to the extent possible under the circumstances then existing.

Assignor and Assignee agree that this Assignment shall be deemed governed by the laws of the state of California and, further, each agrees to submit to the subject matter and personal jurisdiction of the courts of that state.

This Assignment supercedes all prior and contemporaneous agreements and discussions of the parties hereto regarding the subject matter hereof and the contract(s) assigned hereby and, as written, constitutes the entire agreement of the parties.

AGREED, signed and made effective this 1st day of September, 2016.

ASSIGNOR: Powerfull Holdings, LTD.

By:	/s/ Ringo NG
Name:	Ringo NG
Title:	CEO

LICENSEE/ASSIGNEE: China Science and Technology, LTD.

By:	/s/ Xiao Chen
Name:	Xiao Chen
Title:	President

LICENSOR: MyDx, Inc.

By:	/s/ Daniel Yazbeck
Name:	Daniel Yazbeck
Title:	CEO